UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  February 26, 2008

MainSource Financial Group, Inc.

(Exact name of registrant as specified in its charter)

Indiana	0-12422	35-1562245
State or Other Jurisdiction of Incorporation or Organization	Commission File No.	I.R.S. Employer Identification Number

2105 North State Road 3 Bypass

Greensburg, Indiana 47240

(Address of principal executive offices)

(812) 663-0157

(Registrant’s Telephone Number,

Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒                                  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement

On February 26, 2008, MainSource Financial Group, Inc. an Indiana corporation (“MainSource”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with 1st Independence Financial Group, Inc., a Delaware corporation (“1st Independence”), and 1st Independence Bank, Inc., a Kentucky chartered commercial bank and a wholly owned subsidiary of 1st Independence (“1st Bank”).  Pursuant to the Merger Agreement, 1st Independence will merge with and into MainSource (the “Merger”).  As a result of the merger, 1st Bank will become a wholly owned subsidiary of MainSource.

A copy of the Merger Agreement is included as Exhibit 2.1 to this report.  MainSource and certain shareholders of 1st Independence have entered into a voting agreement by which such shareholders have agreed to vote their shares in favor of the Merger.  A copy of the voting agreement is included as Exhibit 10.1 to this report.

The Merger Agreement provides that shareholders of 1st Independence will receive cash in the amount of $5.475 per share and .881036 shares of MainSource common stock for each share of 1st Independence stock owned by them.  Based on MainSource’s February 26, 2008 closing price of $14.60 per share and including the anticipated cashout of certain 1st Independence stock options, the transaction value is estimated at $37.0 million.

The amount of cash payable to 1st Independence shareholders may be adjusted at the time of closing based on the value of 1st Independence’s consolidated shareholder equity as of the end of the last day of the month prior to closing, after certain adjustments prescribed by the Merger Agreement have been made.

At the Effective Time of the Merger, each option to purchase common stock of 1st Independence shall be converted into the right to receive an amount of cash equal to $5.475 per share, plus .881036 multiplied by the average price of MainSource common stock during the ten trading days preceding the 5th calendar day prior to the closing time, less the per share exercise price for each share of 1st Independence stock option multiplied by the number of shares of common stock subject to such stock option.  If the foregoing calculation results in a negative number, the 1st Independence stock option will be canceled without any cash payment.

MainSource will have the right to terminate the Merger Agreement if the average closing price of MainSource common stock during a period of twenty trading days prior to the 5th calendar day preceding the closing date is more than $16.50, unless 1st Independence were to elect to make a compensating adjustment to the exchange ratio.  1st Independence will have the right to terminate the Merger Agreement if the average closing price of MainSource common stock during a period of twenty trading days prior to the 5th calendar day preceding the closing date is less than $12.50, unless MainSource were to elect to make a compensating adjustment to the exchange ratio.

Upon termination of the Merger Agreement because 1st Independence willfully and intentionally breaches any of its representations, warranties or covenants in the Merger Agreement or 1st Independence following an acquisition proposal from a third party withdraws, modifies or changes its recommendation of this transaction or elects to terminate the Merger Agreement, 1st

Independence has agreed to pay MainSource a termination fee equal to $1.1 million plus its documented out-of-pocket expenses up to $250,000.

Upon termination of the Merger Agreement because MainSource willfully and intentionally breaches any of its representations, warranties or covenants in the Merger Agreement, MainSource has agreed to pay 1st Independence a termination fee equal to $1.1 million plus its documented out-of-pocket expenses up to $250,000.

The Merger will be accounted for as a reorganization and is expected to close in the third quarter of 2008. The Merger Agreement has been approved by the boards of directors of MainSource and 1st Independence. However, the closing of the Merger is subject to certain other conditions, including the approval of the Merger by the shareholders of 1st Independence and the approval of regulatory authorities.

The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of such Merger Agreement and as of specific dates, were solely for the benefit of the parties to the Merger Agreement, and are subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Merger Agreement. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of MainSource, or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in MainSource’s or 1st Independence’s respective public disclosures.

Pursuant to General Instruction F to Form 8-K, a press release issued jointly by MainSource and 1st Independence is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01               Financial Statements and Exhibits.

(d)               Exhibits

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated February 26, 2008, among MainSource Financial Group, Inc., 1st Independence Financial Group, Inc., and 1st Independence Bank, Inc.

10.1	Form of Voting Agreement dated February 26, 2008

99.1	MainSource Financial Group, Inc.’s press release dated February 27, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

DATE: February 27, 2008	MAINSOURCE FINANCIAL GROUP, INC.

/s/ Robert E. Hoptry
Robert E. Hoptry
President and Chief Executive Officer